Exhibit 99.1

Regional Management Corp. Announces Third Quarter 2019 Results

-    Net income of $12.6 million and diluted earnings per share of $1.08    -

-    17.7% revenue growth, driven by 16.3% average finance receivables growth    -

-    Reached milestone of $1 billion in finance receivables    -

-    Completed $25 million stock repurchase program in October    -

Greenville, South Carolina – November 6, 2019 – Regional Management Corp. (NYSE: RM) (the “Company”), a diversified consumer finance company, today announced results for the third quarter ended September 30, 2019.

Third Quarter 2019 Highlights

•

Net income for the third quarter of 2019 was $12.6 million, a 68.8% increase from the prior-year period. Diluted earnings per share for the third quarter of 2019 was $1.08, compared to $0.61 in the prior-year period. Net income and diluted earnings per share for the prior-year period included hurricane-related impacts of $2.9 million and $0.24, respectively.

•	Total finance receivables as of September 30, 2019 were $1.0 billion, an increase of 17.4%, or $154.1 million, from the prior-year period.

•	18th consecutive quarter of year-over-year double-digit finance receivables growth.

•	Total core small and large loan finance receivables increased $178.8 million, or 21.7%, compared to the prior-year period.

•

Large loan finance receivables of $554.7 million increased $143.9 million, or 35.0%, from the prior-year period and represented 53.2% of the total loan portfolio. Small loan finance receivables as of September 30, 2019 were $449.4 million, an increase of 8.4% over the prior-year period.

•	Total revenue for the third quarter of 2019 was $91.7 million, a $13.8 million, or 17.7%, increase from the prior-year period.

•	13th consecutive quarter of year-over-year double-digit revenue growth.

•	Interest and fee income increased 15.2%, driven by a 17.4% increase in finance receivables compared to the prior-year period.

•

Insurance income, net increased $2.2 million, driven by an increase in premium revenue and a decrease in non-file insurance claims expense (due to the previously disclosed change in business practice to lower the utilization of non-file insurance).

•

Provision for credit losses for the third quarter of 2019 was $24.5 million, an increase of $0.9 million, or 3.7%, from the prior-year period. The increase was primarily due to $4.0 million of higher net credit losses, including $1.2 million related to the change in business practice to lower utilization of non-file insurance. The change in business practice had no impact on net income. The third quarter of 2018 included $3.9 million of hurricane-related provision for credit losses that did not recur in the third quarter of 2019.

•

Annualized net credit losses as a percentage of average finance receivables were 8.2%, a 50 basis point increase from 7.7% in the prior-year period. Approximately 40 basis points of the increase was due to incremental non-file insurance claims shifting from insurance income, net to credit losses as compared to the prior-year period.

•	30+ day contractual delinquencies as of September 30, 2019 were 6.6%, compared to 7.1% as of September 30, 2018.

•

During the third quarter of 2019, the Company repurchased approximately 273,000 shares of its common stock at a weighted-average price of $26.74 per share under the Company’s $25.0 million stock repurchase program. In October 2019, the Company completed the stock repurchase program, having repurchased approximately 938,000 shares in total at a weighted-average price of $26.65 per share.

•	Subsequent to quarter-end, the Company completed a third asset-backed securitization, a $130 million note issuance (senior class rated “AA” by DBRS) with a weighted-average coupon of 3.17%.

“We are thrilled with our results for the third quarter, delivering very strong top and bottom line double-digit year-over-year growth,” said Peter R. Knitzer, President and Chief Executive Officer of Regional Management. “We had another record quarter of sequential receivable growth, and our core loan portfolio grew by 22% versus the prior year. In addition, we surpassed the $1 billion receivable milestone during the quarter. Our growth in receivables led to another quarter of strong revenue, further validating our hybrid growth strategy.”

“Importantly, our credit quality remained stable and our custom credit scorecards continue to perform as expected, with 30+ day delinquencies down 50 basis points compared to the prior-year period. We expect to receive the benefits from these advanced credit tools in 2020 and beyond,” added Mr. Knitzer. “While we continued to invest in areas like digital, operating expenses as a percentage of receivables improved 60 basis points versus the prior-year period, demonstrating strong control of expenses. We remain well positioned to achieve a second consecutive quarter of double-digit net income growth in the fourth quarter of 2019 and to deliver long-term shareholder value.”

Third Quarter 2019 Results

Finance receivables outstanding at September 30, 2019 were $1.0 billion, a 17.4% increase from $888.1 million in the prior-year period. The finance receivables increase was primarily due to continued strong growth in both the core small and large loan portfolios.

For the third quarter ended September 30, 2019, the Company reported total revenue of $91.7 million, a 17.7% increase from $77.9 million in the prior-year period. Interest and fee income for the third quarter of 2019 was $83.1 million, a 15.2% increase from $72.1 million in the prior-year period, related to steady growth in the small and large loan portfolios.

The provision for credit losses in the third quarter of 2019 was $24.5 million, a $0.9 million, or 3.7%, increase compared to $23.6 million in the prior-year period. The increase was primarily due to $4.0 million of higher net credit losses, including $1.2 million related to the change in business practice to lower the utilization of non-file insurance. The third quarter of 2018 also included $3.9 million of hurricane-related provision for credit losses that did not recur in the third quarter of 2019.

Net credit losses were $20.8 million in the third quarter of 2019, an increase of $4.0 million over the prior-year period. Annualized net credit losses as a percentage of average finance receivables in the third quarter of 2019 were 8.2%, a 50 basis point increase from 7.7% in the prior-year period. Approximately 40 basis points of the increase was due to incremental non-file insurance claims shifting from insurance income, net to credit losses as compared to the prior-year period.

General and administrative expenses for the third quarter of 2019 were $40.2 million, an increase of $4.3 million, or 12.0%, from the prior-year period. The operating expense ratio (annualized general and administrative expenses as a percentage of average finance receivables) was 15.9%, a 60 basis point improvement from the prior-year period. General and administrative expenses for the third quarter of 2019 included $1.1 million of incremental costs related to 12 net new branches that opened since the prior-year period.

Interest expense was $10.3 million in the third quarter of 2019, compared to $8.7 million in the prior-year period. The increase in interest expense was primarily due to larger long-term debt amounts outstanding from the ongoing growth in finance receivables.

Net income for the third quarter of 2019 was $12.6 million, an increase from $7.4 million in the prior-year period. Diluted earnings per share for the third quarter of 2019 was $1.08, an increase from $0.61 in the prior-year period.

2019 De Novo Outlook

As of September 30, 2019, the Company’s branch network consisted of 358 locations. The Company continues to expect to open a total of 15 de novo branches for the full year 2019.

Liquidity and Capital Resources

As of September 30, 2019, the Company had finance receivables of $1.0 billion and outstanding long-term debt of $743.8 million, consisting of:

•	$363.7 million on its $640.0 million senior revolving credit facility,

•	$8.6 million on its amortizing loan,

•	$91.0 million on its $125.0 million revolving warehouse credit facility, and

•	$280.6 million through its asset-backed securitizations.

The Company had a funded debt-to-equity ratio of 2.5 to 1.0 and a shareholder equity ratio of 27.3%, as of September 30, 2019. On a non-GAAP basis, the Company had a funded debt-to-tangible equity ratio of 2.6 to 1.0, as of September 30, 2019.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional Management’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional Management’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Wednesday, November 13, 2019, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 10007901. A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks associated with Regional Management’s transition to a new loan origination and servicing software system; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including credit risk, repayment risk, and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; risks associated with the implementation of new underwriting models and processes, including as to the effectiveness of new custom scorecards; risks relating to Regional Management’s asset-backed securitization transactions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; the impact of changes in tax laws, guidance, and interpretations, including related to certain provisions of the Tax Cuts and Jobs Act; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” in 358 branch locations across 11 states in the Southeastern, Southwestern, Mid-Atlantic, and Midwestern United States. Most of its loan products are secured, and each is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally-managed direct mail campaigns, digital partners, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	3Q 19	3Q 18	$	%	YTD 19	YTD 18	$	%
Revenue
Interest and fee income	$83,089	$72,128	$10,961	15.2%	$233,385	$205,108	$28,277	13.8%
Insurance income, net	5,087	2,898	2,189	75.5%	14,266	9,169	5,097	55.6%
Other income	3,531	2,890	641	22.2%	10,078	8,680	1,398	16.1%

Total revenue	91,707	77,916	13,791	17.7%	257,729	222,957	34,772	15.6%

Expenses
Provision for credit losses	24,515	23,640	(875)	(3.7)%	73,572	63,358	(10,214)	(16.1)%

Personnel	23,791	21,376	(2,415)	(11.3)%	68,695	61,994	(6,701)	(10.8)%
Occupancy	6,367	5,490	(877)	(16.0)%	18,742	16,586	(2,156)	(13.0)%
Marketing	2,397	2,132	(265)	(12.4)%	6,309	5,843	(466)	(8.0)%
Other	7,612	6,863	(749)	(10.9)%	22,347	19,245	(3,102)	(16.1)%

Total general and administrative	40,167	35,861	(4,306)	(12.0)%	116,093	103,668	(12,425)	(12.0)%

Interest expense	10,348	8,729	(1,619)	(18.5)%	29,840	23,821	(6,019)	(25.3)%

Income before income taxes	16,677	9,686	6,991	72.2%	38,224	32,110	6,114	19.0%
Income taxes	4,105	2,237	(1,868)	(83.5)%	9,175	7,535	(1,640)	(21.8)%

Net income	$12,572	$7,449	$5,123	68.8%	$29,049	$24,575	$4,474	18.2%

Net income per common share:
Basic	$1.11	$0.64	$0.47	73.4%	$2.51	$2.11	$0.40	19.0%

Diluted	$1.08	$0.61	$0.47	77.0%	$2.44	$2.03	$0.41	20.2%

Weighted-average shares outstanding:
Basic	11,302	11,672	370	3.2%	11,572	11,649	77	0.7%

Diluted	11,677	12,133	456	3.8%	11,924	12,101	177	1.5%

Return on average assets (annualized)	4.7%	3.3%			3.9%	3.8%

Return on average equity (annualized)	17.2%	11.3%			13.4%	12.9%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	3Q 19	3Q 18	$	%
Assets
Cash	$2,044	$517	$1,527	295.4%
Gross finance receivables	1,404,172	1,175,797	228,375	19.4%
Unearned finance charges and insurance premiums	(361,986)	(287,721)	(74,265)	(25.8)%

Finance receivables	1,042,186	888,076	154,110	17.4%
Allowance for credit losses	(60,900)	(55,300)	(5,600)	(10.1)%

Net finance receivables	981,286	832,776	148,510	17.8%
Restricted cash	43,659	29,327	14,332	48.9%
Lease assets	25,688	—	25,688	100.0%
Property and equipment	14,512	12,540	1,972	15.7%
Intangible assets	9,574	10,429	(855)	(8.2)%
Deferred tax asset	1,445	—	1,445	100.0%
Other assets	7,964	7,690	274	3.6%

Total assets	$1,086,172	$893,279	$192,893	21.6%

Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$743,835	$611,593	$132,242	21.6%
Unamortized debt issuance costs	(7,828)	(7,216)	(612)	(8.5)%

Net long-term debt	736,007	604,377	131,630	21.8%
Lease liabilities	27,714	—	27,714	100.0%
Accounts payable and accrued expenses	25,764	19,510	6,254	32.1%
Deferred tax liability	—	1,963	(1,963)	(100.0)%

Total liabilities	789,485	625,850	163,635	26.1%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, no shares issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 13,513 shares issued and 11,409 shares outstanding at September 30, 2019 and 13,336 shares issued and 11,790 shares outstanding at September 30, 2018)	1,351	1,334	17	1.3%
Additional paid-in-capital	101,682	97,814	3,868	4.0%
Retained earnings	233,146	193,327	39,819	20.6%
Treasury stock (2,104 shares at September 30, 2019 and 1,546 shares at September 30, 2018)	(39,492)	(25,046)	(14,446)	(57.7)%

Total stockholders’ equity	296,687	267,429	29,258	10.9%

Total liabilities and stockholders’ equity	$1,086,172	$893,279	$192,893	21.6%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Finance Receivables by Product
	3Q 19	2Q 19	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 18	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$449,416	$431,214	$18,202	4.2%	$414,441	$34,975	8.4%
Large loans	554,664	498,757	55,907	11.2%	410,811	143,853	35.0%

Total core loans	1,004,080	929,971	74,109	8.0%	825,252	178,828	21.7%
Automobile loans	12,121	15,686	(3,565)	(22.7)%	32,322	(20,201)	(62.5)%
Retail loans	25,985	27,777	(1,792)	(6.5)%	30,502	(4,517)	(14.8)%

Total finance receivables	$1,042,186	$973,434	$68,752	7.1%	$888,076	$154,110	17.4%

Number of branches at period end	358	356	2	0.6%	346	12	3.5%
Average finance receivables per branch	$2,911	$2,734	$177	6.5%	$2,567	$344	13.4%

	Averages and Yields
	3Q 19		2Q 19		3Q 18
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small loans	$442,137	38.8%	$419,349	38.6%	$401,132	40.4%
Large loans	527,670	29.1%	468,305	28.6%	401,212	28.6%
Automobile loans	13,806	15.0%	17,933	14.6%	35,845	15.6%
Retail loans	26,902	19.1%	28,786	18.8%	30,861	19.3%

Total interest and fee yield	$1,010,515	32.9%	$934,373	32.5%	$869,050	33.2%

Total revenue yield	$1,010,515	36.3%	$934,373	36.1%	$869,050	35.9%

	Components of Increase in Interest and Fee Income 3Q 19 Compared to 3Q 18 Increase (Decrease)
	Volume	Rate	Volume & Rate	Net
Small loans	$4,143	$(1,635)	$(167)	$2,341
Large loans	9,048	504	159	9,711
Automobile loans	(861)	(59)	36	(884)
Retail loans	(191)	(18)	2	(207)
Product mix	(398)	537	(139)	—

Total increase in interest and fee income	$11,741	$(671)	$(109)	$10,961

	Net Loans Originated (1) (2)
	3Q 19	2Q 19	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 18	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$177,629	$174,440	$3,189	1.8%	$162,644	$14,985	9.2%
Large loans	166,835	169,373	(2,538)	(1.5)%	95,410	71,425	74.9%
Retail loans	4,421	5,179	(758)	(14.6)%	5,971	(1,550)	(26.0)%

Total net loans originated	$348,885	$348,992	$(107)	(0.0)%	$264,025	$84,860	32.1%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges.
(2)	The Company ceased originating automobile loans in November 2017.

	Other Key Metrics
	3Q 19	2Q 19	3Q 18
Net credit losses (1) (2)	$20,815	$24,914	$16,790
Percentage of average finance receivables (annualized)	8.2%	10.7%	7.7%

Provision for credit losses (3)	$24,515	$25,714	$23,640
Percentage of average finance receivables (annualized)	9.7%	11.0%	10.9%
Percentage of total revenue	26.7%	30.5%	30.3%

General and administrative expenses	$40,167	$37,743	$35,861
Percentage of average finance receivables (annualized)	15.9%	16.2%	16.5%
Percentage of total revenue	43.8%	44.8%	46.0%

Same store results (4):
Finance receivables at period-end	$1,021,291	$956,277	$886,104
Finance receivable growth rate	15.9%	12.9%	14.4%
Number of branches in calculation	332	333	338

(1)	Includes hurricane-related net credit losses of $1,429 for 2Q 19.
(2)	Includes net credit losses related to lower utilization of non-file insurance of $1,791, $1,745, and $632 for 3Q 19, 2Q 19, and 3Q 18, respectively.
(3)	Includes hurricane-related provision for credit losses of $(571) and $3,900 for 2Q 19 and 3Q 18, respectively.
(4)	Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency by Aging
	3Q 19		2Q 19		3Q 18
Allowance for credit losses (1)	$60,900	5.8%	$57,200	5.9%	$55,300	6.2%

Current	872,246	83.7%	805,215	82.7%	726,003	81.8%
1 to 29 days past due	101,412	9.7%	106,017	10.9%	99,008	11.1%

Delinquent accounts:
30 to 59 days	22,919	2.3%	22,082	2.3%	22,215	2.5%
60 to 89 days	16,148	1.5%	13,961	1.4%	15,360	1.7%
90 to 119 days	11,736	1.1%	9,962	1.1%	10,183	1.1%
120 to 149 days	9,676	0.9%	8,089	0.8%	8,476	1.0%
150 to 179 days	8,049	0.8%	8,108	0.8%	6,831	0.8%

Total contractual delinquency (2)	$68,528	6.6%	$62,202	6.4%	$63,065	7.1%

Total finance receivables	$1,042,186	100.0%	$973,434	100.0%	$888,076	100.0%

1 day and over past due	$169,940	16.3%	$168,219	17.3%	$162,073	18.2%

	Contractual Delinquency by Product
	3Q 19		2Q 19		3Q 18
Small loans	$36,620	8.1%	$33,276	7.7%	$34,581	8.3%
Large loans	28,563	5.1%	25,447	5.1%	23,406	5.7%
Automobile loans	1,153	9.5%	1,294	8.2%	2,686	8.3%
Retail loans	2,192	8.4%	2,185	7.9%	2,392	7.8%

Total contractual delinquency (2)	$68,528	6.6%	$62,202	6.4%	$63,065	7.1%

(1)	Includes incremental hurricane allowance for credit losses of $3,900 in 3Q 18.
(2)	Includes a 0.2% delinquency benefit related to hurricane payment deferrals in 3Q 18.

	Income Statement Quarterly Trend
	3Q 18	4Q 18	1Q 19	2Q 19	3Q 19	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$72,128	$75,013	$74,322	$75,974	$83,089	$7,115	$10,961
Insurance income, net	2,898	5,624	4,113	5,066	5,087	21	2,189
Other income	2,890	3,112	3,313	3,234	3,531	297	641

Total revenue	77,916	83,749	81,748	84,274	91,707	7,433	13,791

Expenses
Provision for credit losses	23,640	23,698	23,343	25,714	24,515	1,199	(875)

Personnel	21,376	22,074	22,393	22,511	23,791	(1,280)	(2,415)
Occupancy	5,490	5,933	6,165	6,210	6,367	(157)	(877)
Marketing	2,132	1,902	1,651	2,261	2,397	(136)	(265)
Other	6,863	6,707	7,974	6,761	7,612	(851)	(749)

Total general and administrative	35,861	36,616	38,183	37,743	40,167	(2,424)	(4,306)

Interest expense	8,729	9,643	9,721	9,771	10,348	(577)	(1,619)

Income before income taxes	9,686	13,792	10,501	11,046	16,677	5,631	6,991
Income taxes	2,237	3,022	2,393	2,677	4,105	(1,428)	(1,868)

Net income	$7,449	$10,770	$8,108	$8,369	$12,572	$4,203	$5,123

Net income per common share:
Basic	$0.64	$0.92	$0.69	$0.71	$1.11	$0.40	$0.47

Diluted	$0.61	$0.90	$0.67	$0.70	$1.08	$0.38	$0.47

Weighted-average shares outstanding:
Basic	11,672	11,672	11,712	11,706	11,302	404	370

Diluted	12,133	12,010	12,076	12,022	11,677	345	456

Net interest margin	$69,187	$74,106	$72,027	$74,503	$81,359	$6,856	$12,172

Net credit margin	$45,547	$50,408	$48,684	$48,789	$56,844	$8,055	$11,297

	Balance Sheet Quarterly Trend
	3Q 18	4Q 18	1Q 19	2Q 19	3Q 19	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$893,279	$956,395	$953,467	$1,019,316	$1,086,172	$66,856	$192,893

Finance receivables	$888,076	$932,243	$912,250	$973,434	$1,042,186	$68,752	$154,110

Allowance for credit losses	$55,300	$58,300	$56,400	$57,200	$60,900	$3,700	$5,600

Long-term debt	$611,593	$660,507	$628,786	$689,310	$743,835	$54,525	$132,242

	Other Key Metrics Quarterly Trend
	3Q 18	4Q 18	1Q 19	2Q 19	3Q 19	QoQ Inc (Dec)	YoY Inc (Dec)
Interest and fee yield (annualized)	33.2%	32.9%	32.1%	32.5%	32.9%	0.4%	(0.3)%

Efficiency ratio (1)	46.0%	43.7%	46.7%	44.8%	43.8%	(1.0)%	(2.2)%

Operating expense ratio (2)	16.5%	16.1%	16.5%	16.2%	15.9%	(0.3)%	(0.6)%

30+ contractual delinquency	7.1%	7.7%	7.0%	6.4%	6.6%	0.2%	(0.5)%

Net credit loss (3)	7.7%	9.1%	10.9%	10.7%	8.2%	(2.5)%	0.5%

Book value per share	$22.68	$23.70	$24.15	$24.88	$26.00	$1.12	$3.32

(1)	General and administrative expenses as a percentage of total revenue.
(2)	Annualized general and administrative expenses as a percentage of average finance receivables.
(3)	Annualized net credit losses as a percentage of average finance receivables.

	Averages and Yields
	YTD 19		YTD 18
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small loans	$431,923	38.5%	$379,543	40.2%
Large loans	478,147	28.6%	377,777	28.5%
Automobile loans	18,287	14.8%	45,041	15.7%
Retail loans	28,568	18.8%	31,676	18.9%

Total interest and fee yield	$956,925	32.5%	$834,037	32.8%

Total revenue yield	$956,925	35.9%	$834,037	35.6%

	Components of Increase in Interest and Fee Income YTD 19 Compared to YTD 18 Increase (Decrease)
	Volume	Rate	Volume & Rate	Net
Small loans	$15,793	$(4,836)	$(667)	$10,290
Large loans	21,488	174	47	21,709
Automobile loans	(3,150)	(293)	174	(3,269)
Retail loans	(440)	(14)	1	(453)
Product mix	(3,470)	3,275	195	—

Total increase in interest and fee income	$30,221	$(1,694)	$(250)	$28,277

	Net Loans Originated (1) (2)
	YTD 19	YTD 18	YTD $ Inc (Dec)	YTD% Inc (Dec)
Small loans	$481,314	$451,423	$29,891	6.6%
Large loans	420,276	293,369	126,907	43.3%
Retail loans	15,797	19,986	(4,189)	(21.0)%

Total net loans originated	$917,387	$764,778	$152,609	20.0%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges.
(2)	The Company ceased originating automobile loans in November 2017.

	Other Key Metrics
	YTD 19	YTD 18
Net credit losses (1) (2)	$70,972	$56,968
Percentage of average finance receivables (annualized)	9.9%	9.1%

Provision for credit losses (3)	$73,572	$63,358
Percentage of average finance receivables (annualized)	10.3%	10.1%
Percentage of total revenue	28.5%	28.4%

General and administrative expenses	$116,093	$103,668
Percentage of average finance receivables (annualized)	16.2%	16.6%
Percentage of total revenue	45.0%	46.5%

(1)	Includes hurricane-related net credit losses of $2,325 and $1,819 for YTD 19 and YTD 18, respectively.
(2)	Includes net credit losses related to lower utilization of non-file insurance of $5,204 and $1,581 for YTD 19 and YTD 18, respectively.
(3)	Includes hurricane-related provision for credit losses of $(1,275) and $2,919 for YTD 19 and YTD 18, respectively.

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. We utilize non-GAAP measures as additional metrics to aid in, and enhance, the understanding of our financial results. Tangible equity and funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. We use these non-GAAP measures to evaluate and manage our capital and leverage position. We also believe that these non-GAAP measures are commonly used in the financial services industry and provide useful information to users of our financial statements in the evaluation of our capital and leverage position. This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, our non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following table provides a reconciliation of GAAP measures to non-GAAP measures.

3Q 19
Long-term debt	$743,835

Total stockholders’ equity	296,687
Less: Intangible assets	9,574

Tangible equity (non-GAAP)	$287,113

Funded debt-to-equity ratio	2.51x
Funded debt-to-tangible equity ratio (non-GAAP)	2.59x